Exhibit 3.01

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

PROTEA BIOSCIENCES GROUP, INC.

PROTEA BIOSCIENCES GROUP, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The Corporation filed with the Secretary of State of the State of Delaware on October 30, 2014, a Certificate of Designations, Preferences, Rights and Limitations of its Series A Convertible Preferred Stock (the “Certificate of Designations”).

SECOND: The Board of Directors of the Corporation (the “Board”), by unanimous written consent in lieu of a meeting in accordance with Section 141 of the DGCL, adopted a resolution, in accordance with Section 242 of the DGCL, setting forth and declaring advisable a proposed amendment to the Certificate of Designations (the “Amendment”) and directing that the Amendment be submitted to the holders of the Corporation’s Series A Convertible Preferred Stock entitled to vote in respect thereof for approval by written consent in lieu of a meeting, in accordance with Section 228 of the DGCL.

THIRD: By written consent in lieu of a meeting, in accordance with Section 228 of the DGCL, the holders of a majority of the Corporation’s Series A Convertible Preferred Stock entitled to vote in respect thereof approved the Amendment as follows:

Section 3(a) of the Certificate of Designations shall be amended to read in its entirety as follows:

“Section 3. Dividends.

a)	Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) from the Original Issue Date and for so long as Preferred Stock is outstanding, (the “Dividend Period”) of 6% per annum (subject to increase pursuant to Section 10(b)), payable on the Voluntary Conversion Date or Mandatory Conversion Date (each, a “Conversion Date”), as applicable (with respect only to Preferred Stock being converted) (a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a) (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”). Shares of Common Stock shall be valued solely for such purpose at the Conversion Price in effect on the Dividend Payment Date. If funds are not legally available for the payment of dividends then, such dividends shall be accreted to, and increase, the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. For the avoidance of doubt, for purposes of the Conversion, any amount accreted to the Stated Value of such shares pursuant to this Section 3(a) as of the Conversion shall not be deemed accrued but unpaid dividends.”

Section 6(a) of the Certificate of Designations shall be amended to read in its entirety as follows:

“Section 6. Conversion.

a)	Mandatory Conversion. Unless redeemed earlier in accordance with the terms hereof, the Preferred Stock shall be automatically converted in accordance with the terms hereof, without further action by the Holder into shares of Common Stock (the “Conversion Shares”) determined by dividing the Conversion Amount (as may be adjusted in accordance with Section 3(a)) by the Conversion Price (the “Conversion” which shall be deemed to include a conversion set forth in Section 6(b)) on March 31, 2015 (the “Mandatory Conversion Date”). The Mandatory Conversion Date may be extended by a vote of the Holders of 67% of the Conversion Amount.”

FOURTH:  The Amendment has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed this 12th day of March, 2015.

/s/ Stephen Turner
By:	Stephen Turner
Title:	Chief Executive Officer